EXHIBIT 99.1
Tenax Therapeutics Announces First Quarter 2016 Financial Results and Provides Corporate Update
– DSMB recommends continuation of Phase 3 LEVO-CTS trial in cardiac surgery following interim analysis from first 451 patients –
– LEVO-CTS enrollment rate remains on track, with top-line readout expected in fourth quarter of 2016 –
–  Data presentation for LeoPARDS trial in septic shock expected from Imperial College London in second half of 2016 –
– Conference call today at 8:30 a.m. ET –

Morrisville, NC, May 19, 2016 – Tenax Therapeutics, Inc. (NASDAQ: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products for the critical care market, today announced financial results for the first quarter ended March 31, 2016, and provided a corporate update.
“We were very pleased to receive a recommendation from the Data and Safety Monitoring Board (DSMB) to continue with our Phase 3 LEVO-CTS trial as planned following a comprehensive interim analysis from the first 451 patients in the study,” said John Kelley, CEO of Tenax Therapeutics. “With enrollment rates holding strong across our clinical sites and 620 patients now in the trial, we currently anticipate completing enrollment near the end of this summer and reading out top-line data during the fourth quarter of 2016.
“We also continue to expect late-stage results for levosimendan in septic shock to be reported by Imperial College London during the second half of the year, which would enable us to complete our own analysis of that data and assess any regulatory implications moving forward. These readouts have the potential to position levosimendan as a much-needed treatment option for patients in both the cardiac surgery and septic shock settings, and we remain focused on execution for both programs prior to sharing those results publicly later this year.”

Recent Highlights
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Today, Tenax provided an update for its ongoing Phase 3 LEVO-CTS trial for lead candidate levosimendan in cardiac surgery and announced that it has currently enrolled 620 patients, compared to 487 patients as of March 15, 2016, and 301 patients as of December 15, 2015. 72 patients were enrolled in March and 65 patients were enrolled in April, with an additional 33 thus far in May.

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Tenax also disclosed that it recently received a recommendation from the DSMB to proceed with the LEVO-CTS trial as planned following an interim analysis from the first 451 patients enrolled. The DSMB charter included evaluation of whether the study should be stopped for futility, or profound efficacy, as well as identification of any safety issues.
Given the overall event rate identified by the trial steering committee at this interim look, the Company also plans to continue enrolling patients approximately one month past the target enrollment number of 760 patients to ensure sufficient powering. The additional patients will replace those who were randomized but did not receive study drug, and are thereby excluded from the primary analysis. This decision is not expected to significantly impact the timeline for the top-line data readout, which is still anticipated for the fourth quarter of 2016.
Following consultation with both the steering committee and the DSMB, the Company has also elected to forego the second interim analysis planned at 600 patients due to its close proximity with the completion of enrollment for the full study.
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Tenax also continues to anticipate that its partners at Imperial College London will present data from the LeoPARDS trial (Levosimendan for the Prevention of Acute oRgan Dysfunction in Sepsis) at a medical meeting during the second half of 2016. Tenax is scheduled to receive the data from Imperial College London within 30 days of its publication or presentation. Following a recommendation from the FDA, Tenax plans to conduct its own separate analysis of these data based on a statistical analysis plan (SAP) submitted to the FDA that incorporates dialogue with the agency around clinically meaningful primary and secondary endpoints.
In August 2014, Tenax announced a collaboration with Imperial College London to provide $500,000 in supplemental funding to support the accelerated enrollment and completion of this trial.
Upcoming Expected Milestones and Events
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Completion of enrollment for the LEVO-CTS trial near the end of Summer 2016
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Top-line data reported from LEVO-CTS trial during the fourth quarter of 2016
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Data from LeoPARDS trial during the second half of 2016 – with a scientific meeting presentation/publication by Imperial College London, and a subsequent separate data analysis by Tenax based on the current statistical analysis plan submitted to the FDA
First Quarter 2016 Financial Results
The Company reported a net loss of $5.4 million, or $0.19 per share, for the first quarter 2016, compared to a net loss of $2.9 million, or $0.10 per share, during the same period in the prior year.
The Company reported general and administrative expenses of $1.8 million for the first quarter 2016, compared to $1.6 million during the same period in the prior year.
The Company reported research and development expenses of $3.9 million the first quarter 2016, compared to $1.6 million during the same period in the prior year.
As of March 31, 2016, the Company had $34.8 million in cash, including the fair value of its marketable securities, compared to $38.2 million at December 31, 2015.

Financial Guidance
The Company continues to expect that its cash balance, including the fair value of its marketable securities, will be sufficient for it to accomplish its corporate goals through 2017, including the full readout of its ongoing Phase 3 LEVO-CTS trial and a potential New Drug Application for levosimendan in the LCOS indication.
Conference Call
The Tenax management team will host a call today at 8:30 a.m. ET to discuss financial results for the first quarter 2016.
To participate in the call, please dial 877‐407‐8029 (domestic) or 201‐689‐8029 (international) and refer to conference ID 13637260. A live webcast of the call can be accessed under “Events and Presentations” in the Investors section of the Company’s website at www.tenaxthera.com.
An archived webcast recording will be available on the Tenax Therapeutics website beginning approximately two hours after the call.

About Tenax Therapeutics
Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on identifying, developing and commercializing products for the critical care market. The Company owns the North American rights to develop and commercialize levosimendan, and the United States Food and Drug Administration (FDA) has granted Fast Track status for levosimendan for the reduction of morbidity and mortality in cardiac surgery patients at risk for developing Low Cardiac Output Syndrome (LCOS). The Company is currently enrolling a Phase 3 trial with levosimendan in that indication, and is also supporting Imperial College London’s LeoPARDS trial for levosimendan in septic shock. For more information, visit www.tenaxthera.com.
Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the company's control that could lead to delays in the clinical study, delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in the company’s filings with the Securities and Exchange Commission, including in its transition report on Form 10-KT filed on March 14, 2016, its quarterly report on Form 10-Q filed on May 10, 2016 as well as its other filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

TENAX THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$3,262,518	$3,660,453
Marketable securities	12,511,010	16,528,494
Accounts receivable	49,297	49,448
Prepaid expenses	276,810	321,958
Total current assets	16,099,635	20,560,353
Marketable securities	19,034,609	18,019,054
Property and equipment, net	34,033	35,786
Intangible assets, net	22,000,000	22,000,000
Goodwill	11,265,100	11,265,100
Other assets	1,106,785	1,106,785
Total assets	$69,540,162	$72,987,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,121,135	$972,483
Accrued liabilities	3,830,342	3,104,807
Warrant liabilities	293,438	524,340
Total current liabilities	6,244,915	4,601,630
Deferred tax liability	7,962,100	7,962,100
Total liabilities	14,207,015	12,563,730

Stockholders' equity

Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 28,119,771 and 28,119,694, respectively	2,812	2,812
Additional paid-in capital	221,416,901	221,285,677
Accumulated other comprehensive gain/(loss)	10,795	(129,442)
Accumulated deficit	(166,097,361)	(160,735,699)
Total stockholders’ equity	55,333,147	60,423,348
Total liabilities and stockholders' equity	$69,540,162	$72,987,078

TENAX THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three months ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)

Operating expenses
General and administrative	$1,761,696	$1,618,139
Research and development	3,943,634	1,582,737
Total operating expenses	5,705,330	3,200,876

Net operating loss	5,705,330	3,200,876

Interest expense	-	1,823
Other income, net	(343,668)	(263,418)
Net loss	$5,361,662	$2,939,281

Unrealized gain on marketable securities	(140,237)	(177,939)
Total comprehensive loss	$5,221,425	$2,761,342

Net loss per share, basic and diluted	$(0.19)	$(0.10)
Weighted average number of common shares outstanding, basic and diluted	28,119,747	28,119,410

Investor Contact
Jesse Baumgartner
Stern Investor Relations, Inc.
jesse@sternir.com
212-362-1200